Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Nelnet, Inc.
We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-112374 and 333-135367; and on Form S-3 No. 333-124043 of Nelnet, Inc. of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Nelnet, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Nelnet, Inc.
Our report dated March 1, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states the acquisitions of CUnet, LLC, Peterson’s Nelnet, LLC, and the remaining 50% interest of infiNET Integrated Solutions, Inc., completed during 2006 were excluded from management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2006.
/s/ KPMG LLP
Lincoln, Nebraska
March 1, 2007